Exhibit 23.1

CONSENT OF REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-3 and related Prospectus of On2 Technologies, Inc., pertaining to the registration of 5,495,614 shares of its common stock and to the incorporation by reference therein of our report dated January 26, 2006 with respect to our audit of the consolidated financial statements and related financial statement schedule of On2 Technologies, Inc. included in its 2005 Annual Report on Form 10-K, filed with the Securities and Exchange Commission.

/s/ Eisner LLP

New York, New York
September 21, 2006